Exhibit 23.1
KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-250834 and 333-291674) on Form S-8 pertaining to the Amended and Restated 2002 Stock Plan of Trimble Inc., (Nos. 333-161295 and 333-183229) on Form S-8 pertaining to the Amended and Restated Employee Stock Purchase Plan of Trimble Inc., and (No. 333-264749) on Form S-3 and in the related Prospectus of Trimble Inc. of our reports dated February 25, 2026, with respect to the consolidated financial statements of Trimble Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Denver, Colorado
February 25, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.